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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                              INITIAL SCHEDULE 13G






                    Under the Securities Exchange Act of 1934


                       Pegasus Communications Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      6 1/2% Series C Convertible Preferred
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    705904506
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           [ X ]  Rule 13d-1(b)

           [   ]  Rule 13d-1(c)

           [   ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               PAGE 1 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   705904506                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   705904506                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 11 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   705904506                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Subsidiaries, LLC
           I.R.S. No. 04-2687223

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Advisers, LLC


---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES




-----------------------------------------                                        --------------------------------------
CUSIP No.   705904506                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           The Berkeley Financial Group, LLC
           I.R.S. No. 04-3145626

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its direct, wholly-owned subsidiary, John Hancock Advisers, LLC

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   705904506                                      13G                   Page  6  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Advisers, LLC
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             290,350

    Number of
      Shares
   Beneficially
     Owned by
       Each
    Reporting
      Person
       With
                    -------- -------------------------------------------------------------------------------------------
                       6     SHARED VOTING POWER

                             -0-

                    -------- -------------------------------------------------------------------------------------------
                       7     SOLE DISPOSITIVE POWER

                             290,350

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           290,350

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           16.1%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 6 OF 10 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
Federal criminal violations (See 18 U.S.C. 1001)

This Schedule 13G was filed on February 13, 2004, using the CIK number for Pegasus Satellite Communications, Inc., the issuer's subsidiary. We are filing it today under the CIK number for the issuer to correct this inadvertent mistake.

         Item 1(a)    Name of Issuer:
                      --------------
                      Pegasus Communications Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      225 City Line Avenue
                      Suite 200
                      Bala Cynwyd, PA 19087

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial
                      Services, Inc. ("JHFS"), JHFS's direct, wholly-owned
                      subsidiary, John Hancock Life Insurance Company
                      ("JHLICO"), JHLICO's direct, wholly-owned subsidiary, John
                      Hancock Subsidiaries, LLC ("JHS"), JHS's direct,
                      wholly-owned subsidiary, The Berkeley Financial Group, LLC
                      ("TBFG") and TBFG's direct, wholly-owned subsidiary, John
                      Hancock Advisers, LLC ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHFS, JHLICO and JHS are located at John Hancock Place, P.O. Box 111, Boston, MA
                      02117. The principal business offices of TBFG and JHA are
                      located at 101 Huntington Avenue, Boston, Massachusetts
                      02199.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO was organized and exists under the laws of the
                      Commonwealth of Massachusetts. JHFS, JHS, TBFG and JHA
                      were organized and exist under the laws of the State of
                      Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      6 1/2% Series C Convertible Preferred

         Item 2(e)    CUSIP Number:
                      ------------
                      705904506

         Item 3       If the Statement is being filed pursuant to Rule
                      ------------------------------------------------
                      13d-1(b), or 13d-2(b), check whether the person filing is a:
                      -----------------------------------------------------------

                      JHFS:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHLICO:       (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203 of the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with ss.240.13d-1(b)(ii)(G).

                      JHS:          (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).


                               PAGE 7 OF 10 PAGES



                      TBFG:         (g) (X) Parent Holding Company, in accordance
                                            with ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under ss.203
                                            of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)  Amount Beneficially Owned:
                           -------------------------
                           JHA has direct beneficial ownership of 290,350 shares
                           of 6 1/2% Series C Convertible Preferred Stock. Through
                           their parent-subsidiary relationship to JHA, JHFS, JHLICO,
                           JHS and TBFG have indirect, beneficial ownership of
                           these same shares.

                      (b)  Percent of Class: 16.1%
                           ----------------

                      (c)  Number of shares as to which the person has:
                           -------------------------------------------

                           (i)      sole power to vote or to direct the vote:
                                    JHA has sole power to vote or to direct the vote of 290,350 shares of 6 1/2% Series C
                                    Convertible Preferred Stock under the
                                    Advisory Agreements as follows:

                                                                                        Number    Date of Advisory
                         Fund Name                                                     of Shares  Agreement
                         ---------                                                     ---------  ---------
                         John Hancock High Yield Bond Fund                              290,350   August 30, 1996


                             (ii)   shared power to vote or to direct the vote: -0-

                             (iii)  sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct
                                    the disposition of 290,350 shares of 6 1/2%
                                    Series C Convertible Preferred Stock under
                                    the Advisory Agreement noted in Item 4(c)(i)
                                    above.

                             (iv)   shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      See Item 4.

         Item 7       Identification and Classification of the Subsidiary which Acquired
                      ------------------------------------------------------------------
                      the Security Being Reported on by the Parent Holding Company:
                      ------------------------------------------------------------
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the
                      best of its knowledge and belief, the securities referred
                      to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing
                      the control of the issuer of the securities and were not
                      acquired and are not held in connection with or as a
                      participant in any transaction having that purpose or
                      effect.



                               PAGE 8 OF 10 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  February 12, 2004                                     Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  February 12, 2004                                     Title:   Senior Vice President




                               PAGE 9 OF 10 PAGES


EXHIBIT A

                             JOINT FILING AGREEMENT
                             ----------------------

         John Hancock Financial Services, Inc., John Hancock Life Insurance
Company, John Hancock Subsidiaries, LLC, The Berkeley Financial Group, LLC and
John Hancock Advisers, LLC agree that the Initial Schedule 13G to which this
Agreement is attached, relating to the 6 1/2% Series C Convertible Preferred
Stock of Pegasus Communications Corp. is filed on behalf of each of them.


                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     John Hancock Subsidiaries, LLC

                                                     By:      /s/James E. Collins
                                                              -----------------------------------------------
                                                              Name:    James E. Collins
Dated:  February 12, 2004                                     Title:   Vice President and Corporate Secretary

                                                     The Berkeley Financial Group, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  February 12, 2004                                     Title:   Senior Vice President

                                                     John Hancock Advisers, LLC

                                                     By:      /s/Susan S. Newton
                                                              ------------------------------
                                                              Name:    Susan S. Newton
Dated:  February 12, 2004                                     Title:   Senior Vice President



                               PAGE 10 OF 10 PAGES